UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2006
COMMERCE ENERGY GROUP, INC.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32239 (Commission File Number)	20-0501090 (IRS Employer Identification No.)

600 Anton Blvd., Suite 2000 Costa Mesa, California (Address of principal executive offices)		92626 (Zip Code)
Registrant’s telephone number, including area code: (714) 259-2500
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01. Entry into a Material Definitive Agreement
     The information provided in Item 2.03 of this Current Report on Form 8-K is hereby incorporated into this Item 1.01 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On June 8, 2006, Commerce Energy, Inc., (the “Borrower”), and Commerce Energy Group, Inc. (the “Parent”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Wachovia Capital Finance Corporation (Western), as agent (the “Agent”) for the lenders from time to time party thereto (the “Lenders”) for up to $50 million. The Loan Agreement provides for issuance of letters of credit and for revolving credit loans which the Borrower may use for working capital and general corporate purposes. All obligations under the Loan Agreement are guaranteed by the Parent pursuant to a Guaranty Agreement dated June 8, 2006 (the “Guaranty”). The obligations incurred under the Loan Agreement are secured by a security interest in favor of the Agent on substantially all of the assets of the Borrower and the Parent. The availability of letters of credit and loans under the Loan Agreement is limited by a borrowing base consisting of the majority of the Borrower’s cash, receivables and natural gas inventories. The Loan Agreement is for a period of three years; provided, however, the Loan Agreement may be continued on a year-to-year basis thereafter. As of the date hereof, the Borrower has not requested the issuance of any letters of credit or borrowed any funds under the Loan Agreement.
     Generally, outstanding borrowings under the Loan Agreement are priced at LIBOR plus 2.75 percent or, at the Borrower’s option, a domestic bank rate plus 0.25 percent. The Borrower is also charged a letter of credit fee based upon usage. The letter of credit fee is 1.75 percent if Excess Availability (as defined in the Loan Agreement) is less than $25,000,000 and 1.50 percent if greater. The Borrower also will pay an unused line fee equal to 0.375 percent of unborrowed funds. If Excess Availability plus certain cash deposits is less than $15,000,000, the Loan Agreement requires the Parent and its subsidiaries to maintain a Fixed Charge Coverage Ratio (as defined in the Loan Agreement) of not less than 1.1 to 1.
     The Loan Agreement contains covenants, subject to specific exceptions, restricting the ability of the Borrower, the Parent and their Subsidiaries to: (a) incur additional indebtedness; (b) grant certain liens; (c) dispose of certain assets; (d) make certain restricted payments; (e) enter into certain other agreements; and (f) make certain investments. The Loan Agreement also restricts the Parent’s ability to pay cash dividends on its common stock.
     An event of default will occur under the Loan Agreement if, among other things, the Borrower or the Parent (a) fails to pay any obligation due under the Loan Agreement; (b) makes a representation or warranty that is false or misleading in any material respect; (c) fails to observe or perform certain covenants or agreements: (d) are the subject of a proceeding under bankruptcy or similar laws; (e) are unable to pay debts as they become due, (f) are subject to the entry of one or more judgments in an aggregate uninsured amount equal to or greater than $2,500,000; or (g) experiences a change of control. If an event of default occurs, the Lenders and the Agent may (a) terminate their commitments under the Loan Agreement; (b) declare any outstanding loans under the Loan Agreement to be immediately due and payable after applicable grace periods; and (c) foreclose on the collateral.
     The foregoing summary of the Loan Agreement and the Guaranty are not complete and are each qualified in their entirety by reference to the actual Loan Agreement and the Guaranty which are attached as Exhibits 99.1 and 99.2, respectively, hereto and incorporated herein by reference.

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Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Loan and Security Agreement by and among Commerce Energy, Inc., as Borrower, and Commerce Energy Group, Inc., as Guarantor, and Wachovia Capital Finance Corporation (Western), as Agent, and the Lenders From Time to Time Party Hereto, as Lenders dated June 8, 2006.

99.2	Guaranty dated June 8, 2006 by Commerce Energy Group, as Guarantor, to Wachovia Capital Finance Corporation (Western), as Agent.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Commerce Energy Group, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCE ENERGY GROUP, INC. a Delaware corporation
Date: June 12, 2006	By:	/s/ STEVEN S. BOSS
Steven S. Boss
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Loan and Security Agreement by and among Commerce Energy, Inc., as Borrower, and Commerce Energy Group, Inc., as Guarantor, and Wachovia Capital Finance Corporation (Western), as Agent, and the Lenders From Time to Time Party Hereto, as Lenders dated June 8, 2006.

99.2	Guaranty dated June 8, 2006 by Commerce Energy Group, as Guarantor, to Wachovia Capital Finance Corporation (Western), as Agent.